FOR IMMEDIATE RELEASE Contact: Frank Henigman, Chief Financial Officer 760-929-8226

RUBIO’S®RESTAURANTS, INC. REPORTS 2008
THIRD QUARTER RESULTS

CARLSBAD, CA - November 5, 2008 - Rubio's® Restaurants, Inc. (NASDAQ: RUBO) today announced financial results for the third quarter and year-to-date period ended September 28, 2008.

Third Quarter Results

•	Revenues rose 6.9% to $47.0 million, from $44.0 million for the same quarter last year.
•
Comparable store sales decreased 2.1%, versus a comparable store sales increase of 7.1% for the same quarter last year. Transactions decreased 6.7% and check average increased 4.9% from the same quarter last year.

•	Net income increased 7.8% to $789,000 from $732,000 for the same quarter last year.
•	Earnings per share were $0.08 per diluted share as compared to $0.07 per diluted share for the same quarter last year.
•
Restaurant operating margins (see definition below) increased 90 basis points to 17.7%, from 16.8% for the same quarter last year. As a percentage of restaurant sales, restaurant labor decreased by 80 basis points and cost of sales decreased by 60 basis points, while restaurant occupancy and other increased by 60 basis points.

•	Adjusted EBITDA (see table below) was $4.3 million as compared to $3.8 million for the same quarter last year, an increase of 11.1%.
•	Average unit volume for restaurants in our comp base for the trailing 52 weeks was $1,010,000.

Year-to-Date Results

•	Revenues rose 4.9% to $134.3 million, from $128.0 million for the same three quarters last year.
•
Comparable store sales decreased 3.1%, versus a comparable store sales increase of 7.7% for the same three quarters last year. Transactions decreased 5.9% and check average increased 3.0% from the same three quarters last year.

•	Net income was $379,000 as compared to net income of $1.4 million for the same three quarters last year.
•	Earnings per share were $0.04 per diluted share as compared to $0.14 per diluted share for the same three quarters last year.
•
Restaurant operating margins (see definition below) decreased 20 basis points to 16.2% from 16.4% for the comparable period last year. As a percentage of restaurant sales, restaurant labor decreased by 70 basis points and cost of sales remained consistent, while restaurant occupancy and other increased by 90 basis points.

•	Adjusted EBITDA (see table below) was $9.0 million as compared to $9.8 million for the same three quarters of last year, a decrease of 8.1%.

"We are encouraged by our third quarter results, which were highlighted by increased quarter-over-quarter EPS, restaurant operating margins and adjusted EBITDA, despite the continued macro-economic challenges. The enhanced menu we introduced in July, which includes our new Grilled Gourmet Tacos, demonstrates our commitment to delivering a wide variety of unique and delicious menu items and an extraordinary guest experience. We believe Rubio's food is priced to provide exceptional value for the quality of the ingredients. As I stated last quarter, we believe we have made adjustments in our strategy to respond to the challenges of the weak economy and have positioned Rubio's well for when the economy improves," said Dan Pittard, Rubio's President and CEO.
"On the Development front, we've now opened 16 restaurants in 2008 and have another unit under construction, which puts us right at our revised growth target. While we have more than 30 sites identified for next year, we are mindful of the challenges our economy faces. Consequently, we will take a disciplined approach and limit the number of binding lease agreements we sign each quarter to limit our exposure in this difficult economy. We are targeting 20 new units in 2009 as we continue to focus exclusively on mature trade areas that have not been as hard-hit by the sub-prime mortgage crisis and we're opportunistically looking for attractive opportunities in existing buildings given in the softening real estate market, rather than focusing on new developments."

Non-GAAP Term Definitions

Regulation G, “Disclosure of Non-GAAP Financial Measures,” and other provisions of the Securities Exchange Act of 1934, as amended, define and prescribe the conditions for use of certain non-GAAP financial information. We provide two Non-GAAP financial measures: “restaurant operating margins” and “Adjusted EBITDA.”

We use restaurant operating margins to evaluate the performance of our restaurants. We calculate restaurant operating margins by dividing restaurant sales less cost of sales, restaurant labor and restaurant occupancy and other by restaurant sales.

We also provide Adjusted EBITDA, which is not a recognized term under GAAP and does not purport to be an alternative to income from operations or net income or a measure of liquidity. We use Adjusted EBITDA in our evaluation of funding requirements for future development and other needs. We calculate Adjusted EBITDA as net income plus income tax expense, less other income, plus loss on disposal/sale of property, plus store closure reserve, plus depreciation and amortization and plus share-based compensation expense.

The differences between Adjusted EBITDA and GAAP net income for the third quarter and year-to-date are as follows:

	13 weeks ended 9/28/08	13 weeks ended 9/30/07	39 weeks ended 9/28/08	39 weeks ended 9/30/07
	(in thousands)		(in thousands)

Net income	$789	$732	$379	$1,430
Income tax expense	413	608	160	1,088
Other expense (income)	42	(90)	73	(289)
Loss on disposal/sale of property	57	66	219	116
Store closure reversal	—	(19)	(46)	(19)
Depreciation and amortization	2,420	2,212	7,011	6,619
Share-based compensation	529	315	1,239	889
Adjusted EBITDA	$4,250	$3,824	$9,035	$9,834

Conference Call

The Company will host a conference call on November 5, 2008 at 2:00 p.m. - Pacific Time to discuss the financial results. For those wishing to listen, the conference call will be broadcast live over the internet at www.rubios.com (click on Webcast located under Investor Relations in the Company menu). A recording of the conference call will also be available at www.earnings.com for one year after the date of the call.

About Rubio's® Restaurants, Inc. (NASDAQ: RUBO)

Bold, distinctive, Baja-inspired food is the hallmark of Rubio's Fresh Mexican Grill(R). The first Rubio's was opened in 1983 in the Mission Bay community of San Diego by Ralph Rubio and his father, Ray Rubio. Rubio's is credited with introducing fish tacos to Southern California and starting a phenomenon that has spread coast to coast. In addition to chargrilled marinated chicken, lean carne asada steak, and slow-roasted pork carnitas, Rubio's menu features seafood items including grilled mahi mahi and shrimp. Guacamole and a variety of salsas and proprietary sauces are made from scratch daily, and Rubio's uses canola oil with zero grams trans fat per serving. The menu includes tacos, burritos, salads and bowls, quesadillas, HealthMex(R) offerings which are lower in fat and calories, and domestic and imported beer in most locations. Each restaurant design is reminiscent of the relaxed, warm and inviting atmosphere of Baja California, a coastal state of Mexico. Headquartered in Carlsbad, California, Rubio's operates, licenses or franchises more than 180 restaurants in California, Arizona, Colorado, Utah and Nevada. More information can be found at http://www.rubios.com.

Safe Harbor Disclosure

Some of the information in this press release or the related conference call may contain forward-looking statements regarding future events or the future financial performance of the Company. Please note that any statements that may be considered forward-looking are based on projections; that any projections involve judgment, and that individual judgments may vary. Moreover, these projections are based only on limited information available to us now, which is subject to change. Although those projections and the factors influencing them will likely change, we are under no obligation to inform you if they do. Actual results may differ substantially from any such forward looking statements as a result of various factors, many of which are beyond our control, including, among others, our comparable store sales results and revenues, our product, labor expenses and other restaurant costs, the success of our promotions, new product offerings and marketing strategies, our ability to recruit and retain qualified personnel, adverse effects of weather, the adequacy of our reserves related to closed stores or stores to be sold, increased depreciation or asset write downs, our ability to manage ongoing and unanticipated costs, such as costs to comply with regulatory initiatives and litigation costs, our ability to implement a franchise strategy, our ability to open additional or maintain existing restaurants in the coming periods, our ability to finalize our settlement of the wage and hour class action lawsuits filed in California and the effects of ever-increasing competition. These and other factors can be found in our filings with the SEC including, without limitation, in the “Risk Factors” section of our most recent Annual Report on Form 10-K. The Company undertakes no obligation to release publicly the results of any revision to these forward-looking statements to reflect events or circumstances following the date of this release.

# # #

RUBIO'S RESTAURANTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	For the Thirteen Weeks Ended		For the Thirty-Nine Weeks Ended
	September 28, 2008	September 30, 2007	September 28, 2008	September 30, 2007

RESTAURANT SALES	$46,938	$43,906	$134,167	$127,853
FRANCHISE AND LICENSING REVENUES	74	87	153	168
TOTAL REVENUES	47,012	43,993	134,320	128,021

COST OF SALES	13,262	12,706	38,524	36,724
RESTAURANT LABOR	14,330	13,756	42,298	41,117
RESTAURANT OCCUPANCY AND OTHER	11,056	10,082	31,653	29,067
GENERAL AND ADMINISTRATIVE EXPENSES	4,513	3,762	13,561	11,840
DEPRECIATION AND AMORTIZATION	2,420	2,212	7,011	6,619
PRE-OPENING EXPENSES	130	178	488	328
STORE CLOSURE REVERSAL	0	(19)	(46)	(19)
LOSS ON DISPOSAL/SALE OF PROPERTY	57	66	219	116

OPERATING INCOME	1,244	1,250	612	2,229
OTHER (EXPENSE) INCOME	(42)	90	(73)	289

INCOME BEFORE INCOME TAXES	1,202	1,340	539	2,518
INCOME TAX EXPENSE	413	608	160	1,088

NET INCOME	$789	$732	$379	$1,430

BASIC EPS DATA
EPS	$0.08	$0.07	$0.04	$0.14

AVERAGE SHARES OUTSTANDING	9,951	9,937	9,951	9,868

DILUTED EPS DATA
EPS	$0.08	$0.07	$0.04	$0.14

AVERAGE SHARES OUTSTANDING	9,951	10,019	9,951	9,958

	Percentage of Total Revenues		Percentage of Total Revenues
	For the Thirteen Weeks Ended		For the Thirty-Nine Weeks Ended
	September 28, 2008	September 30, 2007	September 28, 2008	September 30, 2007

TOTAL REVENUES	100.0%	100.0%	100.0%	100.0%

COST OF SALES (1)	28.3%	28.9%	28.7%	28.7%
RESTAURANT LABOR (1)	30.5%	31.3%	31.5%	32.2%
RESTAURANT OCCUPANCY AND OTHER (1)	23.6%	23.0%	23.6%	22.7%
GENERAL AND ADMINISTRATIVE EXPENSES	9.6%	8.6%	10.1%	9.2%
DEPRECIATION AND AMORTIZATION	5.1%	5.0%	5.2%	5.2%
PRE-OPENING EXPENSES	0.3%	0.4%	0.4%	0.3%
STORE CLOSURE REVERSAL	0.0%	0.0%	0.0%	0.0%
LOSS ON DISPOSAL/SALE OF PROPERTY	0.1%	0.2%	0.2%	0.1%
OPERATING INCOME	2.6%	2.8%	0.5%	1.7%
OTHER (EXPENSE) INCOME	0.0%	0.2%	-0.1%	0.2%
INCOME BEFORE INCOME TAXES	2.6%	3.0%	0.4%	2.0%
INCOME TAX EXPENSE	0.9%	1.4%	0.1%	0.8%
NET INCOME	1.7%	1.7%	0.3%	1.1%

(1) As a percentage of restaurant sales

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 28, 2008	December 31, 2007
	(unaudited)

CASH AND SHORT-TERM INVESTMENTS	$6,069	$3,562
OTHER CURRENT ASSETS	10,347	11,663
PROPERTY - NET	44,632	40,916
LONG-TERM INVESTMENTS	-	3,069
OTHER ASSETS	10,772	11,858
TOTAL ASSETS	$71,820	$71,068

CURRENT LIABILITIES	$17,502	$18,199
OTHER LIABILITIES	8,638	8,794
STOCKHOLDERS' EQUITY	45,680	44,075
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$71,820	$71,068